Exhibit 4.2(B)

AMENDMENT TO SECURITY HOLDERS AGREEMENT

THIS AMENDMENT TO SECURITY HOLDERS AGREEMENT (this “Amendment”) is executed as of July 6, 2011, by and among Skullcandy, Inc., a Delaware corporation (the “Company”), and the investors listed on the signature pages hereto (each of which is referred to herein as “Investor,” and all of which are referred to collectively herein as “Investors”).

RECITALS

WHEREAS, the Company and the Investors are party to that certain Security Holders Agreement dated as November 28, 2008 (the “SHA”) and desire to amend the SHA as provided for herein;

WHEREAS, defined terms used in this Amendment and not otherwise defined herein shall have the meaning set forth in the SHA;

WHEREAS, Section 10.3 of the SHA permits the SHA to be amended with the written consent of the Company, the Majority Investors and a majority in interest of the Non-Investor Security Holders; and

WHEREAS, the Investors executing this Amendment represent the Majority Investors and a majority in interest of the Non-Investor Security Holders and desire to evidence their consent to this Amendment by their signature hereto.

AGREEMENT

In consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1. Amendment. Immediately upon the Company’s execution of an underwriting agreement that will result in a Qualified IPO, each of Sections 6.1, 6.3, 6.5, 6.6, 6.7 and 6.9 of the SHA are hereby terminated and shall be of no further force and effect.

2. Full Force and Effect. Except as expressly amended or modified by this Amendment, each term, provision, Exhibit and Schedule of the SHA will and does remain in full force and effect.

3. Governing Law. This Amendment will be governed by, and construed in accordance with, the Laws the state of Delaware, without regard to choice of laws or conflicts of laws provisions hereof.

4. Counterparts. This Amendment may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

5. Severability. If any provision of this Amendment becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amendment and the balance of this Amendment shall be enforceable in accordance with its terms.

6. No Other Amendments. Except as expressly provided in Section 1 hereof, the SHA is not otherwise being amended, modified or supplemented, and it shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered by their duly authorized representatives as of the day and year first above written.

SKULLCANDY, INC.

/s/ Jeremy Andrus
Jeremy Andrus, Chief Executive Officer

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered by their duly authorized representatives as of the day and year first above written.

INVESTORS:

PTARMIGAN, LLC

By: /s/ Jeffrey Kearl

Name: Jeffrey Kearl

Its: Manager

JA CROPSTON

By: /s/ Jeremy Andrus

Name: Jeremy Andrus

Its: Manager

MERCATO PARTNERS, L.P.

By: MERCATO PARTNERS, LLC

By: /s/ Greg Warnock

Name: Greg Warnock

Its: Manager

MERCATO PARTNERS, QP, L.P.

By: MERCATO PARTNERS, LLC

By: /s/ Greg Warnock

Name: Greg Warnock

Its: Manager

GOODE SKULLCANDY HOLDINGS LLC

By: GOODE PARTNERS CONSUMER FUND I, L.P.,

its Managing Member

By: GOODE PARTNERS I, LLC,

its General Partner

By: /s/ David J. Oddi

Name: David J. Oddi

Its: Manager

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